EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-43369, No. 333-43371, No. 333-37331, No. 333-09447, No. 33-31538, No. 33-43210, No. 33-43211, No. 33-50465, No. 33-50467, No. 33-56219, No. 333-49722, No. 333-70280, No. 333-102041 and No. 333-114767 on Form S-8, Registration Statement No. 333-97199 on Form S-3 and Amendment No. 1 to Registration Statement No. 333-123012 on Form S-3 of The New York Times Company of our reports dated February 26, 2008, with respect to the consolidated financial statements and schedule of The New York Times Company as of and for the fiscal year ended December 30, 2007 and the effectiveness of internal control over financial reporting of The New York Times Company, included in this Annual Report (Form 10-K) for the fiscal year ended December 30, 2007.

/s/ Ernst & Young LLP

New York, New York
February 26, 2008

P.105